Exhibit 19

INSIDER TRADING POLICY
Dated as of April 18, 2024

United States federal and state securities laws, along with laws that might be in force in the countries where we operate, prohibit trading on material, non-public information, and such trading could result in personal civil and criminal liability for the persons or entities involved. In addition, as a publicly owned company, MercadoLibre, Inc. (“MercadoLibre”) competes with hundreds of other public companies for investment dollars. The most important success factors in that competition are our ability to create value and our reputation for integrity in our dealings with the investment public. It is critical that we maintain a healthy relationship with the investment community. That relationship can be badly damaged if investors perceive that persons related to MercadoLibre are taking improper advantage of material, non-public information in their trading of our stock or bonds or other securities.
In order to take an active role in promoting compliance with applicable laws, and preventing insider trading violations by officers, directors, employees and certain others, MercadoLibre has adopted the policies and procedures described in this policy (the “Policy”).
I.Applicability of the Policy
This Policy applies to all transactions in MercadoLibre’s securities, including common stock, options for common stock, preferred stock, debt securities and any other securities that MercadoLibre may issue from time to time, such as warrants and convertible debentures, as well as to Derivative Securities (as defined below) relating to MercadoLibre’s securities, including securities exchangeable into MercadoLibre’s securities, whether or not issued by MercadoLibre, such as exchange-traded options (collectively, “MercadoLibre Securities”).
“Derivative security” is defined as any option, warrant, convertible security, stock appreciation right or similar right with an exercise or conversion privilege at a price related to the price of MercadoLibre Securities, or similar securities with a value derived from the value of MercadoLibre Securities.
The prohibitions under this Policy apply to (i) all directors, officers, employees and temporary employees of MercadoLibre and its subsidiaries, (ii) such person’s related parties (as defined below) and (iii) independent consultants and contractors of MercadoLibre and its subsidiaries who have access to material, non-public information concerning MercadoLibre and its subsidiaries (collectively, the “Company Persons” and each a “Company Person”).
Portions of this Policy impose additional obligations on certain Company Persons who receive or are likely to have regular or special access to material, non-public information regarding MercadoLibre or another company as a result of their relationship with MercadoLibre (each such person, an “Insider”). MercadoLibre directors, executive officers, vice presidents and certain other persons as the General Counsel may designate from time to time shall be considered Insiders for purposes of this Policy.
The restrictions and prohibitions in this Policy on actions by Company Persons also apply to actions by the spouses, minor children and adult members of the households of Company Persons, and any entities that Company Persons directly or indirectly influence or control (“related persons”). All Company Persons are responsible for ensuring that such other persons or entities do not engage in the activities restricted or prohibited under this Policy.

This Policy continues to apply to Company Persons even after they have terminated their service for MercadoLibre if such Company Persons continue to possess material, non-public information, until that information has become public or is no longer material. Moreover, subject to the other terms of this Policy, if a Company Person’s employment is terminated while that person is subject to a blackout period (see the section below entitled “Blackout Periods”), that Company Person may not trade MercadoLibre Securities until that blackout period has ended.
This Policy (and/or a summary thereof) shall be made available to all new Company Persons upon the commencement of their employment or relationship with MercadoLibre or its subsidiaries and is to be circulated or otherwise made available to all Company Persons (as defined below) at least once per year.
Company Persons may share this Policy with members of their household, related persons and their financial planner, tax advisor or attorney on a need-to-know basis, provided that those persons may not disseminate this Policy without MercadoLibre’s written consent.
II.Statement of Policy
Confidentiality of All Non-Public Information
Company Persons must maintain the confidentiality of all of MercadoLibre’s non-public information. In the event a Company Person receives any inquiry or request for information (particularly financial results and/or projections, and including to affirm or deny information about MercadoLibre), from any person or entity outside MercadoLibre, such as a stock analyst, and it is not part of such Company Person’s regular corporate duties to respond to such inquiry or request, the inquiry should be referred to Investor Relations, which will determine whether such inquiry should also be forwarded to the General Counsel.
General Prohibition Against Insider Trading
“Insider trading” refers to buying or selling a security, in breach of a fiduciary duty or other relationship of trust and confidence, while in possession of material non-public information about the company that issued the security. Insider trading can also include "tipping" material non-public information about a company to another person, securities trading by the person "tipped," and securities trading by anyone who misappropriated (i.e., steals) material non-public information.
The above restrictions also apply to transacting in the securities of another company while in the possession of material non-public information about that company, when that information is obtained in the course of employment with, or other services performed on behalf of, the Company or any subsidiary of the Company. It is also illegal for any Company Person to “tip” others about that information.
No Trading or Tipping on Material Non-Public Information
No Company Person may, while in possession of material non-public information about MercadoLibre:
●buy, sell or otherwise engage in any transactions, directly or indirectly, in any MercadoLibre Securities, except as described in the sections below titled “Certain Exceptions” and “Transactions under Rule 10b5-1 Plans;”
●make recommendations or express opinions about trading in MercadoLibre Securities on the basis of such information;
●disclose such information to any third party, including family or household members; or
●assist anyone in the above activities.
The above restrictions also apply to transacting in the securities of another company while in possession of material non-public information relating to that other company, when that information is obtained in the course of employment with, or other services performed on behalf of, MercadoLibre or any subsidiary of MercadoLibre.
Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are not excepted from these restrictions. The securities laws do not recognize mitigating circumstances and, in any event, even the appearance of an improper transaction must be avoided to preserve MercadoLibre’s reputation for adhering to the highest standards of conduct.

“Material Non-Public Information”
Material Information. It is not possible to define all categories of material information, as the ultimate determination of materiality by enforcement authorities will be based on an assessment of all of the facts and circumstances. Information that is material at one point in time may cease to be material at another point in time, and vice versa.
In general, information is considered “material” if there is a reasonable likelihood that it would be considered important to an investor in making a decision to buy, hold or sell securities. Any information that could be expected to affect a company’s stock price, whether positive or negative, and whether the change is large or small, may be considered material.
While it may be difficult under this standard to determine whether particular information is material, there are various categories of information that are particularly sensitive and, as a general rule, should always be considered material. Examples of such information include, but are not limited to, the following:
●Financial or operational results, whether for completed periods or relating to expectations for future periods;
●Projections of future revenues, earnings or losses;
●A material impairment or change in the value of the Company’s assets;
●Patent or other intellectual property milestones;
●Scientific achievements or other developments from research efforts;
●Significant developments involving corporate relationships, such as joint ventures and other strategic partnerships;
●News of a pending or proposed merger;
●News of the disposition or acquisition of significant assets or a subsidiary;
●Material impairments, write-offs or restructurings;
●Creation of a material direct or contingent financial obligation;
●Impending bankruptcy or financial liquidity problems;
●The gain or loss of a significant customer or supplier, or any significant change in the business relationship with a substantial customer or supplier or other important business partner;
●Changes in dividend policy;
●New product announcements of a significant nature;
●Significant product defects or modifications;
●Significant pricing changes;
●Stock splits;
●Company’s plans relating to its capital structure or outstanding securities, including new equity or debt offerings, and information about possible changes in the Company’s credit ratings;
●Significant litigation or regulatory exposure due to actual or threatened litigation, investigation or enforcement activity, as well as positive or negative developments related thereto;
●Major changes in senior management;
●Significant changes to the Company’s financial reporting principles and policies and internal control procedures;
●Entry into material agreements not in the ordinary course of business (or material amendment or termination thereof);
●A significant disruption in the Company’s operations or loss, breach or unauthorized access of the Company’s property or assets, including its facilities and information technology infrastructure;
●Adoption of stock option plans or other significant changes to compensation plans;
●Material changes in accounting methodology; or
●Any other events that require the Company to file a Current Report on Form 8-K with the SEC.

Non-Public Information. Information is not considered public until it has been disclosed broadly to the marketplace (for example, included in a press release or a filing with the SEC) and the investing public has had time to absorb the information fully. The good faith belief that material non-public information has been made public at the time an individual trades does not relieve an individual from liability if he or she is wrong. Information will be considered to be fully absorbed by 9:30 a.m. U.S. Eastern Time on the third “trading day” after the information is released. If, for example, MercadoLibre were to make an announcement on Monday, the information in the announcement would be considered public (and trades could be made) starting at 9:30 a.m. U.S. Eastern Time Thursday (assuming all relevant days are “trading days”; a “trading day” is a day on which the NASDAQ Stock Market is open for business). Information may also cease to be considered “non-public” if it becomes stale, even if not broadly disclosed (for example, a merger negotiation is abandoned). Any determination that information has become stale should be made only in consultation with the General Counsel.
The General Counsel, in consultation as appropriate with the CEO, the CFO or other members of senior management of MercadoLibre, has the authority to determine whether any information constitutes material non-public information.
Special Restrictions and Prohibitions
A.Short-Term or Speculative Transactions. The following transactions present heightened legal risk and/or the appearance of improper or inappropriate conduct on the part of Insiders, and are prohibited, restricted or discouraged as follows:

a.Short Sales – Short sales of a security (i.e., the sale of a security that the seller does not own) and “selling short against the box” (i.e., a sale with a delayed delivery) directly or indirectly by Company Persons are prohibited under this Policy. Short sales by their nature signal to the market possible bad news about MercadoLibre or a general lack of confidence in MercadoLibre’s prospects and reflect an expectation that the value of MercadoLibre Securities will decline. In addition, short sales are effectively a bet against MercadoLibre’s success and may reduce the Insider’s incentive to improve MercadoLibre’s performance. Short sales may also create a suspicion that the Insider is engaged in insider trading.

b.Publicly Traded Options – A put is an option to sell a security at a specific price before a set date, and a call is an option or right to buy a security at a specific price before a set date. Generally, put options are purchased when a person believes the value of a security will fall, and call options are purchased when a person believes the value of a security will rise. A transaction in options is, in effect, a bet on the short-term movement of MercadoLibre’s securities, and therefore creates the appearance of trading by an Insider on the basis of material non-public information. Transactions in options may also focus an Insider’s attention on short-term performance at the expense of MercadoLibre’s long-term objectives. Accordingly, transactions by Insiders in publicly-traded or privately-created options on MercadoLibre Securities, such as puts and calls, and other derivative securities that change value based on the price of MercadoLibre Securities are strongly discouraged. Further, any orders with brokers should not extend beyond any open “window” and be cancellable upon an imposition of any “blackout period.”

c.Hedging Transactions – A “hedge” is a transaction that is designed to decrease the risks associated with holding securities. A hedging transaction can take many forms and may involve puts, calls, collars, swaps, forward sale contracts, exchange funds, and similar arrangements or instruments designed to hedge or offset decreases in the market value of securities. Certain forms of hedging or monetization transactions, including zero-cost collars, equity swaps, exchange funds and forward sale contracts, allow a stockholder to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. Because hedging transactions may reduce the rewards associated with holding MercadoLibre Securities, they may decrease your incentive to see the value of MercadoLibre Securities increase and result in a divergence in your interests from those of MercadoLibre and its stockholders. Hedging transactions may also send a negative message to the market. In addition, any Company Person who enters into a 10b5-1 trading plan (discussed below) is required to comply with Rule 10b5-1(c)(1)(i)(C) under the Securities Exchange Act of 1934, as amended (“Exchange Act”), which provides that certain corresponding or hedging transactions or positions with regard to the securities covered by a 10b5-1 trading plan eliminate the protections afforded by Rule 10b5-1. For these reasons, Insiders are strongly discouraged from engaging in hedging transactions involving MercadoLibre Securities.

d.Margin Accounts and Pledges – Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. A margin sale or foreclosure, even though not initiated at your request, is still considered a sale for your benefit and, if made at a time when you are aware of material non-public information or are otherwise not permitted to trade, may result in inadvertent insider trading violations, Section 16 violations (for officers and directors), violations of this Policy, and unfavorable publicity for you and MercadoLibre. For these reasons, Insiders are strongly discouraged from holding MercadoLibre Securities in a margin account or otherwise pledging MercadoLibre Securities in any way including as collateral for a loan.

The restrictions and prohibitions in this Section A apply at all times even if the relevant Insider or Company Person, as applicable, is not in possession of material non-public information. For the avoidance of doubt, the execution of any of the transactions described in this Section A is prohibited if the relevant Insider is in possession of material non-public information.

While Company Persons who are not Insiders are not prohibited from engaging in the above transactions if the transaction is otherwise made in compliance with applicable law and the other provisions of this Policy, MercadoLibre strongly discourages all such persons from engaging in any such transactions because of the possible appearance of impropriety and heightened risk that may result.

B.Blackout Periods. This Policy defines a “blackout period” as a period of time during which MercadoLibre Insiders are prohibited from trading in MercadoLibre Securities under any circumstances, and a “window” as a period of time during which trading in MercadoLibre Securities by such persons is generally allowed, provided required pre-clearance procedures are followed when applicable and such persons do not possess any knowledge of material, non-public information.

a.Quarterly Blackout Periods

As each quarter progresses, Insiders are increasingly likely to possess material, non-public information about the expected financial results for that quarter. The blackout period is designed to decrease the chances of inappropriate trading activity and prohibits trading in MercadoLibre Securities by any Insider during that period.

The blackout period begins every MercadoLibre fiscal quarter on the fifteenth day of the last month of that quarter, and lasts through the end of the second trading day following public disclosure of the financial results for that quarter.

Example: The MercadoLibre first quarter ends on March 31. The blackout period for the first quarter of the year begins on March 15 and continues until two trading days have passed subsequent to the release of the Q1 results. So if the results were released on May 5 — a Wednesday for the purposes of the example — the blackout period would remain in effect on Thursday, May 6 and Friday, May 7. On Monday, May 10, Insiders could trade in MercadoLibre Securities if and only if they are not in possession of material non-public information at that time. Such trading could continue until June 15, when the blackout period for the second quarter of the fiscal year would begin.

b.The Window

The “window” during each fiscal quarter in which it is generally permissible for Insiders without knowledge of material, non-public information to trade MercadoLibre Securities starts on the third trading day following public disclosure of the previous quarter’s financial results and ends on the fourteenth day of the third month of the fiscal quarter. Also, any Insider that is a party to an unexecuted trade order must terminate the trade order effective upon the close of the “window,” and in no event shall a trade order remain open past this time period. Trading in MercadoLibre Securities during a trading window should not be considered a “safe harbor,” and Insiders should use good judgement at all times.

c.Special Blackout Periods

In addition to the standard blackout period, MercadoLibre may, from time to time, direct or advise certain Company Persons to suspend trading because of developments that are known to MercadoLibre, but have not yet been disclosed to the public. In such a case, not only should the relevant Company Persons refrain from trading if instructed, but the fact that they have been instructed or advised to do so itself is considered material, non-public information and should not be disclosed to any other person or entity.

d.Modification of a Blackout Period

MercadoLibre may shorten, suspend, terminate or extend any blackout period at such time and for such duration as it deems appropriate given the relevant circumstances. Any persons affected by such a modification will be appropriately notified.

Certain Exceptions
The following routine transactions, within the limits described, are generally not subject to the restrictions on trading in this Policy. MercadoLibre reserves, though, the right to prohibit any such transaction as it, in its sole discretion, deems necessary.
A.Sales to Non-Affiliated Third Parties. Company Persons may, with the approval of the board of directors of MercadoLibre (the “Board of Directors”) (or its designee) and the General Counsel (or its designee) (which approval may be conditioned upon any terms and/or conditions that may, from time to time, be required by the board or the General Counsel, in each of their sole discretion), sell to non-affiliated third parties the right to purchase shares of MercadoLibre common stock then held by such Company Person; provided, that: (1) the exercise price of such right is greater than or equal to the then prevailing market price and (2) such sale is otherwise executed in conformity with this Policy and applicable law.
B.Stock Option Exercises. This Policy does not apply to the exercise of any employee stock options, whereby a Company Person pays out-of-pocket to exercise and hold the stock, or to the “net exercise” of a tax withholding right pursuant to which a Company Person elects to have MercadoLibre withhold shares subject to an option to satisfy tax-withholding requirements. This Policy does apply, however, to any sale of shares as part of a broker-assisted cashless exercise of an option or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.
C.Employee Stock Purchase Plan. This Policy does not apply to purchases of MercadoLibre stock resulting from a Company Person’s periodic contribution of money to an employee stock purchase plan pursuant to the election made by such Company Person at the time of enrollment in such plan. This Policy does apply, however, to (1) an election to participate in an employee stock purchase plan for any enrollment period, (2) sales of MercadoLibre stock purchased pursuant to an employee stock purchase plan and (3) an election to increase or decrease the amount of automatic periodic contributions by payroll deduction to an employee stock purchase plan.
D.Restricted Stock and Restricted Stock Unit Awards. This Policy does not apply to the vesting and settlement of restricted stock and restricted stock units, or the withholding or sale of stock back to MercadoLibre to satisfy tax withholding obligations upon the vesting of any restricted stock or restricted stock units. The Policy does apply, however, to any market sale of stock after vesting.

Additional Procedures and Guidelines
Transactions under Rule 10b5-1 Plans
Implementation of a contract, instruction, or written trading plan (“Rule 10b5-1 Trading Plan”) under Rule 10b5-1 (“Rule 10b5-1”) under the Exchange Act allows a person to enter into a binding contract to purchase or sell stock of MercadoLibre, instruct another person to purchase or sell such securities for the instructing person’s account or adopt a written plan for trading such securities, so long as the contract, instruction, or written trading plan specifies the dates, prices and amounts of the planned trades or establishes a written formula or algorithm for those purposes or places the discretion for determining dates, prices and amounts in another person who is not, at the time of the transaction, in possession of material non-public information, in each case in accordance with the specific requirements of Rule 10b5-1. Trades executed pursuant to a Rule 10b5-1 Trading Plan that meets the requirements listed below and that comply with Rule 10b5-1 may generally be executed even though the person who established the plan may be in possession of material non-public information at the time of the trade.
A Rule 10b5-1 Trading Plan may only be established when a person is not in possession of material non-public information and when a blackout period is not in effect. Anyone subject to this Policy who wishes to enter into a Rule 10b5-1 plan must submit the trading plan to the General Counsel for prior, written approval. Subsequent modifications to or termination of any Rule 10b5-1 plan must also be pre-approved by the General Counsel.
Whether or not pre-approval will be granted will depend on all the facts and circumstances at the time, but the following guidelines should be kept in mind:
●The contract, instruction, or written trading plan must be in writing and entered into only when a blackout period is not in effect and when the individual is not in possession of material non-public information;
●The contract, instruction, or written trading plan must be given or entered into in good faith and not as part of a plan or scheme to evade the anti-fraud rules under the federal securities laws and the person who enters into the contract, instruction, or plan shall have acted in good faith with respect to the contract, instruction or plan;
●If the person who entered into the contract, instruction, or written trading plan is oa director or officer of MercadoLibre, no purchases or sales may commence until expiration of a cooling-off period consisting of the later of: (i) ninety (90) days after the adoption of the contract, instruction, or plan or (ii) two business days following the disclosure of MercadoLibre’s financial results in a Form 10-Q or Form 10-K for the completed fiscal quarter in which the plan was adopted (but, in any event, this required cooling-off period is subject to a maximum of 120 days after adoption of the contract, instruction, or written plan); or
ootherwise not a director or officer of MercadoLibre, no purchases or sales may commence until the expiration of a cooling-off period that is thirty (30) days after the adoption of the contract, instruction or written plan.
●Any written trading plan executed by a director or officer of MercadoLibre must include a representation in the plan certifying that, on the date of adoption of the plan: (i) the individual director or officer is not aware of any material nonpublic information about MercadoLibre or MercadoLibre Securities; and (ii) the individual director or officer is adopting the plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1;
●The individual may not have more than one contract, instruction or written trading plan in effect at any given time, and no transactions may be effected outside the plan, except that a series of separate contracts, a later-commencing contract and sell-to-cover transactions are permissible provided in each case that such contracts or transactions comply with the requirements under Rule 10b5-1(c)(1)(ii)(D) of the Exchange Act;

●If the contract, instruction, or written trading plan is a “single-trade plan,”1 the person who entered into the contract, instruction, or plan must not have adopted a contract, instruction, or written trading plan during the prior 12-month period that: (i) was designed to effect the open-market purchase or sale of all of the MercadoLibre Securities covered by such prior contract, instruction or plan, in a single transaction; and (ii) would otherwise qualify for the affirmative defense under Rule 10b5-1 of the Exchange Act.
●The trading plan must permit its termination by MercadoLibre at any time when it believes that trading pursuant to its terms may not lawfully occur;
●The trading plan should, in the absence of special circumstances, be for a period of not less than 3-6 months;
●The trading plan should provide for relatively simple pricing parameters (e.g., limit orders), rather than complex formulae for determining when trading under the plan may occur and at what price;
●The trading plan may generally not be terminated or amended once it is executed to avoid calling into question the original “bona fides” of the plan; any amendment must be made only during a non-blackout period when the person is not in possession of material non-public information. Modifications of a contract, instruction or written plan that constitute a termination of such contract, instruction or written plan and the adoption of a new contract, instruction or written plan (and which will be subject to the cooling-off periods described above) include: (i) a modification or change to the amount, price, or timing of the purchase or sale of the MercadoLibre Securities underlying a contract, instruction, or written plan, and (ii) the substitution or removal of a broker that is executing trades pursuant to a Rule 10b5-1 arrangement on behalf of the person.
●Trading plans do not obviate the need for Insiders to file Form 144 or Forms 3, 4 or 5 and the fact that a reported transaction was made or is to be made pursuant to a trading plan should be noted on the applicable Form; and
A copy of the executed version of any pre-cleared trading plan must be provided to MercadoLibre for retention in accordance with its record retention policy.
Each Company Person adopting the trading plan is solely responsible for compliance with Rule 10b5-1 and ensuring that the trading plan meets the other conditions described above. Each Company Person also remains individually responsible for compliance with all applicable laws, rules and regulations on insider trading and remain subject to disciplinary action for any violations of this Policy, regardless of whether a trading plan has been adopted. MercadoLibre does not undertake any obligation to approve any trading plan or ensure that a trading plan filed with MercadoLibre complies with Rule 10b5-1. MercadoLibre may publicly disclose information regarding trading plans that are entered into.
Although Rule 10b5-1 may help Company Persons avoid liability under Rule 10b-5, it does not eliminate the requirements and prohibitions contained in other relevant securities laws. Also, the Rule 10b5-1 Trading Plan does not liberate an Insider from complying with the Section 16 reporting requirements and short-swing liability rules under the Exchange Act as discussed later in this Policy; therefore, directors and executive officers must immediately report all transactions executed under the Rule 10b5-1 Trading Plan to the General Counsel. Company Persons must provide the General Counsel with all information relating to a Rule 10b5-1 Trading Plan or transaction executed thereunder that is necessary to properly prepare MercadoLibre’s quarterly and annual reports filed with the SEC.
MercadoLibre strongly recommends a person seeking to adopt a trading plan consult a personal attorney prior to its adoption.
Pre-Clearance of Trades and Speculative Transactions
Notwithstanding anything in this Policy to the contrary, because Insiders are likely to obtain material nonpublic information on a regular basis, MercadoLibre requires all such persons to refrain from trading in MercadoLibre Securities or entering into any of the speculative transactions described in clauses (b) through (d) of Part II.A. of this Policy (the “Specified Speculative Transactions”), even during the trading window, unless they shall have first notified the General Counsel or his designee of each particular trade and received written permission to trade.
1 A single-trade plan is one that is “designed to effect” a single transaction. It would not include a plan that gives an agent discretion as to whether to execute the plan as a single transaction or as multiple transactions. Also, a plan that provides that the agent’s future acts will depend on events or data not known at the time the plan is entered into (e.g., a plan providing for the agent to conduct transactions at certain stock prices) or that might reasonably foreseeably result in multiple transactions is not a single-trade plan.

A request for pre-clearance should be made (i) with respect to trading in MercadoLibre Securities, at least two (2) business days in advance of the proposed transaction and (ii) with respect to the Specified Speculative Transactions, at least two weeks prior to the proposed execution of documents evidencing the proposed transaction. A form for such purposes is provided as Attachment A hereto and may be submitted to the General Counsel or his designee by email. To the extent that a particular trade or Specified Speculative Transaction is not consummated within 7 (seven) calendar days following the date that the pre-clearance was granted, the Insiders may no longer rely on any prior approvals and shall be required to submit a new request to the General Counsel or his designee for renewed approval. Promptly upon consummation of any approved trade or Specified Speculative Transaction, Insiders must notify the General Counsel of such event. However, any Insider subject to a Rule 10b5-1 Trading Plan generally is not restricted by a pre-clearance requirement for trades made under the plan after the plan is in effect. MercadoLibre will notify all Insiders of their pre-clearance obligations.
Pre-clearance of trades or Specified Speculative Transactions should not be confused with the broader prohibition on trading when in possession of material, non-public information described in this Policy. Regardless of whether Insiders have received pre-clearance for a trades or Specified Speculative Transaction, they may not trade in MercadoLibre Securities if they are in actual possession of material, non- public information about MercadoLibre.
Individual Responsibility
All Company Persons have the individual responsibility to comply with this Policy. A Company Person may, from time to time, have to forgo a proposed transaction in MercadoLibre Securities even if he or she planned to make the transaction before learning of the material non-public information. While the General Counsel can and should be consulted regarding the application of this Policy, including the appropriateness of engaging in a particular transaction at a particular time, the responsibility for adhering to this Policy and avoiding unlawful transactions, and ensuring that related persons (as described above) do the same, rests with each Company Person.
Reporting Requirements and Other Liability Considerations
MercadoLibre’s executive officers, members of the Board of Directors and certain stockholders are subject to reporting requirements under Sections 13 and 16(a) of the Exchange Act, as well as to liability and trading restrictions under Sections 16(b) and 16(c). Under these sections of the securities regulations, such persons must file certain forms with the Securities and Exchange Commission (the “SEC”) to disclose certain details with respect to their transactions in MercadoLibre Securities and are required to disgorge profits made from purchases and sales occurring within six months of each other.
Exchange Act Section 13 Acquisition Statements
Under Section 13 of the Exchange Act, any person or entity who becomes the beneficial owner of more than five percent (5%) of the outstanding shares of any class of stock of MercadoLibre must file an acquisition statement on Schedule 13G or 13D with the SEC and with MercadoLibre within ten (10) days after the transaction. The number of shares owned and the intentions of the acquirer must be disclosed on a Form 13D. If any material changes occur in the amount of stock held by a person or entity who has previously filed a Schedule 13D with respect to their ownership of MercadoLibre Securities, an amendment to that schedule must be filed with the SEC within ten (10) days after the transaction. In lieu of Schedule 13D and under certain circumstances, investors owning more than five percent (5%) of the outstanding shares of that class of MercadoLibre stock may file Schedule 13G with the SEC, provided such investors have not acquired or held the securities for the purpose of changing or influencing the control of the issuer. Schedule 13G is required to be updated annually.
“Beneficial ownership” is broadly defined to include both direct ownership of the stock and situations where a person has the power to vote or direct the voting of, or to dispose or direct the disposition of, the stock.

Exchange Act Section 16
Form 3
Pursuant to Section 16(a) of the Exchange Act, executive officers, members of the Board of Directors and beneficial owners of more than ten percent (10%) of MercadoLibre’s outstanding stock (“Section 16 Persons”) must publicly report their holdings of and transactions in MercadoLibre Securities. These persons are required to file an initial statement of their beneficial ownership of MercadoLibre’s stock within ten (10) days of becoming Section 16 Persons. This form must be filed regardless of whether they hold any MercadoLibre Securities.
Form 4
Changes in beneficial ownership of MercadoLibre’s stock, such as purchases or sales by Section 16 Persons must be reported to the SEC on Form 4 before the end of the second business day following the trade. To ensure compliance with all reporting requirements, a Section 16 Person must, on the date of any trade, provide the General Counsel with all information relating to the trade that is necessary to properly prepare a Form 4. A Section 16 Person must also execute a Form 4 (either individually or through a duly-authorized power of attorney) within a sufficient amount of time to allow the Form 4 to be filed with the SEC via EDGAR within the required timeframe.
Form 5
Certain transactions need not be reported on Form 4, but may instead be reported annually on Form 5. Such transactions include gifts, inheritances, bequests and certain small acquisitions of MercadoLibre Securities.
Section 16(b) Short Swing Liability
Section 16(b) imposes liability on Section 16 Persons for any profit derived by them as a result of a purchase and sale of MercadoLibre Securities occurring within any six (6) month period, regardless of whether the trading was actually based on material, non-public information. Any excess of the sale price over the purchase price is considered to be profit and is recoverable by MercadoLibre. It does not matter whether the purchase or sale occurred first, and it is not necessary for the same shares to be involved in each of the relevant transactions. Transactions are paired so as to extract the maximum profit by matching the lowest purchase price with the highest sale price within a six (6) month period. Losses cannot be offset against gains. The result is that liability may exist under Section 16(b) even though the relevant Section 16 Person’s overall trading in MercadoLibre Securities resulted in a loss.
Section 16(c) Trading Restrictions
Section 16(c) of the Exchange Act prohibits Section 16 Persons from short-selling MercadoLibre Securities and as such no Section 16 Persons may engage in short sales. Generally, a short sale transaction involves an investor borrowing stock at the time of the short sale. If the seller can buy that stock later at a lower price, a profit results; if the price rises, a loss results. Similarly, Section 16 Persons may not take short positions in MercadoLibre Securities through options or other derivatives in circumstances in which a profit may result from a downward movement in the price of MercadoLibre Securities.
III.Potential Criminal and Civil Liability and/or Disciplinary Action
Criminal and Civil Liability
Pursuant to federal, state and foreign securities laws, persons engaging in transactions in a company’s securities at a time when they have material non-public information regarding the company, or that disclose material non-public information or make recommendations or express opinions on the basis of material non-public information to a person who engages in transactions in that company’s securities (“tipping”), may be subject to severe criminal penalties and civil liabilities, which apply to both U.S. citizens and non-U.S. citizens. MercadoLibre and its supervisory personnel also face potential civil and criminal liability if they fail to take appropriate steps to prevent illegal insider trading.
The SEC has imposed large penalties even when the disclosing person did not profit from the trading; there is no minimum amount of profit required for prosecution.

Disciplinary Action
Company Persons who violate this Policy will be subject to disciplinary action by MercadoLibre, which may include demotion and other disciplinary actions, including ineligibility for future participation in MercadoLibre’s stock option or stock purchase plans or termination of employment. A violation of this Policy is not necessarily the same as a violation of law. In fact, for the reasons indicated above, this Policy is intended to be stricter than the law. MercadoLibre reserves the right to determine, on the basis of the information available to it, whether its policy has been violated. MercadoLibre may determine that specific conduct violates this Policy, whether or not the conduct also violates the law. It is not necessary for MercadoLibre to wait for the filing or conclusion of a civil or criminal action against the alleged violator before taking disciplinary action.
IV.Monitoring Compliance
The Legal and the Risk & Compliance Departments will monitor compliance with this Policy and the General Counsel will periodically review this Policy and consult, as necessary, with the Audit Committee of the Board of Directors. In addition to the other duties of the Legal Department under this Policy, the Legal Department and/or the Risk & Compliance Department will be responsible for the following:
●Pre-clearing all transactions involving MercadoLibre Securities by Insiders in order to determine compliance with this Policy, insider trading laws, Section 16 of the Exchange Act and Rule 144 promulgated under the Securities Act of 1933, as amended;
●Serving as the designated recipient at MercadoLibre of copies of reports filed with the SEC by Section 16 Persons under Section 16 of the Exchange Act;
●Assisting in the preparation of Section 16 reports (Forms 3, 4 and 5) for Section 16 Persons;
●Sending quarterly reminders to Company Persons regarding the start and completion of the blackout periods;
●Sending notifications to Insiders and other affected persons regarding special blackout periods;
●Sending reminders to all Section 16 Persons about their obligations to report under Section 16;
●Periodically circulating this Policy (and/or a summary thereof) and coordinating training about this Policy to Company Persons;
●Promptly circulating this Policy and coordinating training to all persons who become Company Persons;
●Maintaining a current version of this Policy on MercadoLibre’s intranet website; and
●Assisting MercadoLibre in implementing this Policy, including monitoring relevant changes in law, regulation or best practices and making appropriate changes to this Policy and related practices and procedures.
The General Counsel has ultimate responsibility for all matters pertaining to the interpretation and enforcement of this Policy.

V.Inquiries
Any person who has questions about MercadoLibre’s Policy or is uncertain about the application of the policy to specific circumstances may contact MercadoLibre’s General Counsel at jcimach@mercadolibre.com and gabriela.colombo@mercadolibre.com. However it is always important to understand that each person, and not MercadoLibre, is responsible for his or her compliance with this Policy and other United States federal and state securities laws, along with laws in the countries where we operate.
VI.Acknowledgement
All Company Persons must confirm in writing their understanding of, and intent to comply with, this Policy.

ATTACHMENT A
Form of Clearance Request

Name
Title
Proposed Transaction Date
Type of Security Subject to the Transaction
Type of Transaction (publicly traded options / hedging (please attach draft contract) / margin account (please attach draft contract) / pledging (please attach draft contract) / open market purchase or sale / privately negotiated purchase or sale / entry into 10b5-1 Plan (please attach draft plan) / gift)

Number of Shares Involved (if applicable) (leave a range if unknown)

Certification [Must be Included in each Request]

I acknowledge that by submitting this request via email, I hereby certify that:
•I have reviewed MercadoLibre’s Insider Trading Policy
•I am not in possession of any material non-public information concerning MercadoLibre and / or its subsidiaries.
•I understand that material non-public information is information concerning MercadoLibre and / or its subsidiaries that (a) is not generally known to the public; and (b) if publicly known, would be likely to affect either the market price of MercadoLibre Securities or a person’s decision to buy, sell or hold MercadoLibre Securities.
•I understand that if I trade while in possession of material non-public information, I may be subject to severe civil or criminal penalties, and may be subject to discipline by MercadoLibre up to and including termination for cause.
•I understand that if I become aware of any material non-public information concerning Mercado Libre prior to the requested trade, the trade may not be completed, even if clearance has been granted.
•I understand that this pre-clearance is for a limited time and is valid for a period of 7 calendar days.
•I understand that pre-clearance to enter into the transaction described in this form, if granted, is based on the information provided by me on this form.

I understand that pre-clearance of the requested transaction will not be issued if this form is not submitted to the General Counsel. Pre-clearances are subject to cancellation at the discretion of Mercado Libre. The submission of this form does not grant me or my affiliates clearance to trade. I must receive separate confirmation of clearance from the General Counsel (which will be evidenced by an approval via email of the pre-clearance form) after submission of this form. I certify that the information contained in this form is true and correct, and I understand and acknowledge that Mercado Libre will rely upon this form in reviewing my pre-clearance request.

Name: [●]

Review and Decision Response

    I, [name] have reviewed the foregoing application and based on the information provided on your Clearance Request [approve / prohibit] the proposed trade[(s)].

    [A Spanish language translation of the Form of Clearance Request Follows.]

ANEXO A
Forma de Solicitud de Autorización

Nombre
Cargo
Fecha de Transacción Propuesta
Tipo de Títulos sujetos a la transacción
Tipo de Transacción (publicly traded options / hedging (favor adjuntar borrador de contrato) / margin account (favor adjuntar borrador de contrato) / pledging (favor adjuntar borrador de contrato) / compra o venta privada o a través de la bolsa / ratificación de un Plan 10b5-1 (favor adjuntar borrador del plan) / regalo):

Número de Acciones (si aplica) (de no conocer monto, indicar rango)

Certificación [debe ser incluido en cada solicitud]

Reconozco al enviar la presente solicitud vía email que:
•he leído la Política de Insider Trading de MercadoLibre
•no estoy en posesión de ninguna información material no pública sobre MercadoLibre y/o sus subsidiarias.
•entiendo que la información material no pública es información sobre MercadoLibre y/o sus subsidiarias que (a) no se conoce generalmente por el público; y (b) si se conociera públicamente, tendría la tendencia de afectar o al precio de los Títulos MercadoLibre en el mercado o la decisión de un individuo de comprar, vender o no vender los Títulos MercadoLibre.
•entiendo que si compro o vendo Títulos de MercadoLibre mientras esté en posesión de información material no pública, podría estar sujeto a penas civiles o penales graves y a sanciones disciplinarias por parte de MercadoLibre, incluyendo la terminación por causa justificada.
•entiendo que si entro en posesión de información material no pública sobre Mercado Libre antes de ejecutar la transacción propuesta, la misma no podrá ser ejecutada, aun cuando ya se hubiese otorgado la autorización para realizar la transacción.
•entiendo que esta autorización es por tiempo limitado y válida por 7 días corridos.
•entiendo que en caso que se otorgue la autorización para ejecutar la transacción descrita en esta solicitud, el otorgamiento se hace sobre la base de la información he proporcionado en esta solicitud.

Reconozco que la autorización para la transacción propuesta no será otorgada si esta solicitud no es presentada al General Counsel. La autorización podrá ser cancelada a discreción de Mercado Libre. La presentación de esta solicitud no implica una autorización para realizar la transacción propuesta. Luego de presentar la solicitud yo tengo que recibir una confirmación por email del General Counsel autorizando la transacción. Reconozco que la información contenida en la presente solicitud es verdadera y correcta y que Mercado Libre se basará en esta solicitud para analizar si concede o no la autorización para realizar la transacción propuesta.

Nombre: [●]

respuesta de revisión y Decisión

    Yo, [nombre] he revisado esta solicitud y de acuerdo a la información provista la Solicitud de Autorización apruebo / prohíbo (indicar uno) la(s) transacción(es) propuesta(s).